Rule 424(b)(3)
                                                                File #333-162792

                              PROSPECTUS SUPPLEMENT
                       (to Prospectus dated May 25, 2012)

                               CEL-SCI CORPORATION
                            Common Stock and Warrants

     By means of this prospectus CEL-SCI Corporation is offering to sell 16,000,000 shares of its common stock to investors at a price of $0.35 per share. For every 100 shares purchased an investor will also receive 75 Series Q warrants, or an aggregate of 12,000,000 warrants. Each Series Q warrant will entitle the holder to purchase one share of CEL-SCI's common stock. The Series Q warrants may be exercised at any time on or after December 22, 2012 and on or before December 22, 2015 at a price of $0.50 per share.

     CEL-SCI has agreed to pay Chardan Capital Markets, LLC, the placement agent for this offering, a cash commission of $448,000.

     The securities offered by this prospectus are speculative and involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page 7 of this prospectus supplement and on page 10 of CEL-SCI's prospectus dated May 25, 2012.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     CEL-SCI's common stock is traded on the NYSE MKT under the symbol "CVM". On June 18, 2012 the closing price of CEL-SCI's common stock was $0.40.

     Delivery of the shares and warrants will take place on or about June 21, 2012 subject to the satisfaction of certain conditions.




            The date of this prospectus supplement is June 18, 2012.

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                                TABLE OF CONTENTS

                              Prospectus Supplement

                                                                          Page
                                                                          ----

About this Prospectus Supplement                                            3
Forward-Looking Statements                                                  4
Prospectus Supplement Summary                                               5
Determination of Offering Price                                             9
Use of Proceeds                                                             9
Dilution                                                                   10
Plan of Distribution
Where You Can Find More Information
Incorporation of Certain Information by Reference

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

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein, before buying any of the securities being offered by this prospectus supplement. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

     You should rely only on the information contained or incorporated herein by reference in this prospectus supplement and contained or incorporated therein by reference in the accompanying prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different, additional or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus when making your investment decision. You should also read and consider the information in the documents we have referred you to in the section of this prospectus entitled "Where You Can Find More Information."

     This prospectus supplement, the accompanying prospectus, and the information incorporated herein and therein by reference may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

     In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms "Cel-Sci," the "Company," "we," "us" and "our" to refer to Cel-Sci Corporation. Our fiscal year ends on September 30.

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                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements. These statements relate to future events and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

     Factors that might affect our forward-looking statements include those disclosed in this prospectus and the accompanying prospectus.

     In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading "Risk Factors" herein and in the documents incorporated by reference herein. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

     Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. Before deciding to purchase our common stock, you should carefully consider the risk factors incorporated by reference and set forth herein, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein.

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                          PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the information referred to under the heading "Risk Factors" in the accompanying prospectus and set forth herein, the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus when making an investment decision.

                            About Cel-Sci Corporation

     We were formed as a Colorado corporation in 1983. Our principal office is located at 8229 Boone Boulevard, Suite 802, Vienna, VA 22182. Our telephone number is 703-506-9460 and our web site is www.cel-sci.com.

Our business consists of the following:
---------------------------------------

     1) Multikine(R) (Leukocyte Interleukin, Injection) investigational cancer therapy;

     2)   LEAPS technology,  with two  investigational  therapies,  pandemic flu
          treatment  for  hospitalized   patients  and  CEL-2000,  a  rheumatoid
          arthritis treatment vaccine.

MULTIKINE
---------

     Our lead investigational therapy, Multikine (Leukocyte Interleukin, Injection), is currently being developed as a potential therapeutic agent directed at using the immune system to produce an anti-tumor immune response. Data from Phase I and Phase II clinical trials suggest that Multikine simulates the activities of a healthy person's immune system, enabling it to use the body's own anti-tumor immune response. Multikine (Leukocyte Interleukin, Injection) is the full name of this investigational therapy, which, for simplicity, is referred to in the remainder of this document as Multikine. Multikine is the trademark that we have registered for this investigational therapy, and this proprietary name is subject to FDA review in connection with our future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Neither has its safety or efficacy been established for any use.

     Multikine has been cleared by the regulators in eight countries around the world, including the U.S. FDA, for a global Phase III clinical trial in advanced primary (not yet treated) head and neck cancer patients. This trial is expected to be the largest head and neck cancer clinical study ever conducted.

     It is also thought to be the first Phase III study in the world in which immunotherapy is given to cancer patients first, i.e., prior to their receiving any conventional treatment for cancer, including surgery, radiation and/or chemotherapy. This could be shown to be important because conventional therapy may weaken the immune system, and may compromise the potential effect of

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immunotherapy.  Because Multikine is given before  conventional  cancer therapy, when the immune system may be more intact, we believe the possibility exists for it to have a greater likelihood of activating an anti-tumor immune response under these conditions. This likelihood is one of the clinical aspects being evaluated in the ongoing global Phase III clinical trial.

     Multikine is a different kind of investigational therapy in the fight against cancer; Multikine is a defined mixture of cytokines. It is a combination immunotherapy, possessing both active and passive properties.

LEAPS
-----

     Our patented T-cell Modulation Process, referred to as LEAPS (Ligand Epitope Antigen Presentation System), uses "heteroconjugates" to direct the body to choose a specific immune response. LEAPS is designed to stimulate the human immune system to more effectively fight bacterial, viral and parasitic infections as well as autoimmune, allergies, transplantation rejection and cancer, when it cannot do so on its own. Administered like a vaccine, LEAPS combines T-cell binding ligands with small, disease associated, peptide antigens and may provide a new method to treat and prevent certain diseases.

     The ability to generate a specific immune response is important because many diseases are often not combated effectively due to the body's selection of the "inappropriate" immune response. The capability to specifically reprogram an immune response may offer a more effective approach than existing vaccines and drugs in attacking an underlying disease.

     Using the LEAPS technology, we have created a potential peptide treatment for H1N1 (swine flu) hospitalized patients. This LEAPS flu treatment is designed to focus on the conserved, non-changing epitopes of the different strains of Type A Influenza viruses (H1N1, H5N1, H3N1, etc.), including "swine", "avian or bird", and "Spanish Influenza", in order to minimize the chance of viral "escape by mutations" from immune recognition. Therefore one should think of this treatment not really as an H1N1 treatment, but as a pandemic flu treatment. our LEAPS flu treatment contains epitopes known to be associated with immune protection against influenza in animal models.

     With our LEAPS technology, we have also developed a second peptide named CEL-2000, a potential rheumatoid arthritis vaccine. The data from animal studies of rheumatoid arthritis using the CEL-2000 treatment vaccine demonstrated that CEL-2000 is an effective treatment against arthritis with fewer administrations than those required by other anti-rheumatoid arthritis treatments, including Enbrel(R). CEL-2000 is also potentially a more disease type-specific therapy, is calculated to be significantly less expensive and may be useful in patients unable to tolerate or who may not be responsive to existing anti-arthritis therapies.


                                  THE OFFERING


Common stock offered by this prospectus   16,000,000 shares

Common stock to be outstanding after
this offering                             272,797,698 shares

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Warrants we are offering                  We are  offering  Series Q warrants to
                                          purchase up to 12,000,000  shares of
                                          common stock.  The Series Q  warrants
                                          may be  exercised  at any  time on or
                                          after December 22, 2012 and on or
                                          before  December 22,  2015 at a price
                                          of  $0.50  per share.  This prospectus
                                          supplement   also   relates   to  the
                                          offering  of the shares of common
                                          stock  issuable upon  exercise  of
                                          the  warrants.   There  is  no
                                          established public trading market for
                                          the warrants,  and  we  do  not
                                          expect  a  market  to develop.  In
                                          addition,  we do not intend to apply
                                          for  listing  of  the  warrants  on
                                          any  national securities    exchange
                                          or   other    nationally recognized
                                          trading  system.  The warrants will be
                                          issued in certificated form.

Use of proceeds                           We intend to use the net
                                          proceeds from this offering primarily
                                          for our Phase III clinical trial,
                                          other research and development, and
                                          general and administrative expenses.
                                          See "Use of Proceeds" on page 9 for
                                          further information.

Risk factors                              Investing in our securities
                                          involves a high degree of risk. See
                                          "Risk Factors" below and beginning on
                                          page 7 of this prospectus supplement
                                          and on page 10 of the accompanying
                                          prospectus.

NYSE MKT Trading Symbol                   CVM

The number of shares of common stock shown above to be outstanding after this offering is based on 256,797,698 shares outstanding as of June 18, 2012 and excludes shares issuable upon the exercise of outstanding options and warrants, or upon the converion of outstanding promissory notes. For further information, see the "Comparative Share Data" section of the accompanying prospectus.

                                  RISK FACTORS

     Investing in our common stock involves significant risks. You should carefully consider the "Risk Factors" included and incorporated by reference in the prospectus, this prospectus supplement and any other applicable prospectus supplement, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K for the fiscal year ended September 30, 2011, filed with the SEC on December 23, 2011, as updated by our Quarterly Reports on

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Form 10-Q and our other filings with the SEC pursuant to Sections 13(a),  13(c),
14 or 15(d) of the Securities Exchange Act of 1934, as amended, filed after such Annual Report. The risks and uncertainties we described are not the only ones facing us. Additional risks not presently known to us, or that we currently deem immaterial, may also impair our business operations. If any of these risks were to occur, our business, financial condition, or result of operations would likely suffer. In that event, the trading price of our common stock would decline, and you could lose all or part of your investment.

                         Risks related to this Offering

Management will have broad discretion as to the use of the proceeds of this offering.

We have not designated the amount of net proceeds we will receive from this offering for any particular purpose. Accordingly, our management will have broad discretion as to the application of these net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.

You will experience immediate and substantial dilution.

Since the offering price of the securities offered pursuant to this prospectus supplement and the accompanying prospectus is higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. See "Dilution" in this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase securities in this offering.

You may experience future dilution as a result of future equity offerings or other equity issuances.

To raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

Our outstanding options and warrants may adversely affect the trading price of our common stock.

As of June 18, 2012, there were outstanding stock options to purchase approximately 37,568,000 shares of our common stock, at prices ranging between $0.16 and $1.94 per share, and outstanding warrants to purchase approximately 62,431,000 shares of common stock, at prices ranging between $0.30 and $1.75 per share. Our outstanding options and warrants could adversely affect our ability to obtain future financing or engage in certain mergers or other transactions, since the holders of options and warrants can be expected to exercise them at a time when we may be able to obtain additional capital through a new offering of securities on terms more favorable to us than the terms of the outstanding options and warrants. For the life of the options and warrants, the holders have

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the  opportunity  to profit from a rise in the market  price of our common stock without assuming the risk of ownership. The issuance of shares upon the exercise of outstanding options and warrants will also dilute the ownership interests of our existing stockholders.

There is no public market for the warrants to purchase common stock being offered in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the warrants will be limited.

The warrants may not have any value.

The warrants have an exercise price of $0.50 per share and expire on December 22, 2015. In the event that our common stock does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

                         DETERMINATION OF OFFERING PRICE

     Our common stock is currently quoted on the NYSE MKT.

     The offering price of the shares of common stock and the exercise price of the warrants offered by this prospectus supplement has been determined by negotiation between us and the investors. Among the factors considered in determining the offering price of the shares and warrants have been:

          o    our history and our prospects;

          o    the industry in which we operate;

          o    our past and present operating results; and

          o the general condition of the securities markets at the time of this offering.


                                 USE OF PROCEEDS

     We estimate that the net proceeds from the sale of the shares of common stock and warrants that we are offering will be approximately $5,130,000, after deducting the placement agent's commissions and the offering expenses payable by us.

     We intend to use the net proceeds from this offering primarily for our Phase III clinical trial, other research and development, and general and administrative expenses. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering.

     Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of

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our management with regard to the use of these net proceeds.  Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

                                    DILUTION

     The net tangible book value of our common stock on March 31, 2012 was approximately $6,000,000, or approximately $0.02 per share, based on 256,797,698 shares of our common stock outstanding as of June 18, 2012. Net tangible book value per share represents the amount of our total tangible assets, less our total liabilities, divided by the total number of shares of our common stock outstanding. Dilution in net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers for shares and warrants in this offering and the net tangible book value per share of our common stock immediately afterwards. The calculations below do not give any effect to the sale of the shares of common stock issuable upon the execise of the warrants.

     After giving effect to the sale of 16,000,000 shares of our common stock in this offering, and after deducting the placement agent's commission and estimated offering expenses payable by us, our as-adjusted net tangible book value as of March 31, 2012 would have been approximately $11,373,000, or $0.04 per share. This represents an immediate increase in the net tangible book value of $0.02 per share to existing stockholders and the immediate dilution in the net tangible book value of $0.31 per share to new investors purchasing our shares in this offering.

     The following table illustrates this per share dilution:

Offering price per share                                            $0.35
Net tangible book value per share as of March 31, 2012              $0.02
Pro forma net tangible book value per share as of March 31, 2012,
  after giving effect to this offering                              $0.04
Increase in net tangible book value per share attributable to
  this offering                                                     $0.02
Dilution per share to new investors in this offering                $0.31

                            DESCRIPTION OF SECURITIES

     By means of this prospectus, we are offering 16,000,000 shares of common stock and warrants to purchase up to 12,000,000 shares of common stock. The shares of common stock and warrants will be issued separately. This prospectus also relates to the offering of shares of our common stock upon the exercise, if any, of the warrants.

     The exercise price of the warrants, as well as the shares issuable upon the exercise of the warrants, will be proportionately adjusted in the event of any stock splits.

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Common Stock

     The material terms and provisions of our common stock are described under the caption "Description of Securities" in the accompanying prospectus.

Series Q Warrants

     The following summary of certain terms and provisions of the warrants that are being offered hereby is not complete and is subject to, and is qualified in its entirety by the provisions of the warrants, the form of which will be filed as an exhibit to a Current Report on Form 8-K that we will file in connection with this offering. Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrants.

Duration and Exercise Price: The warrants offered hereby will entitle the holders to purchase up to 12,000,000 shares of our common stock at an initial exercise price of $0.50 per share, at any time on or after December 22, 2012 and on or before on December 22, 2015. The exercise price of the warrants, as well as the shares issuable upon the exercise of the warrants, will be proportionately adjusted in the event of any stock splits.

Cashless Exercise: If, at any time during the term of the warrants, the issuance of shares of our common stock upon exercise of the warrants is not covered by an effective registration statement, the holder is permitted to effect a cashless exercise of the warrants (in whole or in part) by having the holder deliver to us a duly executed exercise notice, canceling a portion of the warrant in payment of the purchase price payable in respect of the number of shares of our common stock purchased upon such exercise.

Transferability: The warrants may be transferred at the option of the warrant holder upon surrender of the warrant with the appropriate instruments of transfer.

Exchange Listing: We do not plan on making an application to list the warrants on the NYSE MKT, any national securities exchange or other nationally recognized trading system.

Rights as a stockholder: Except as set forth in the warrants, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise the warrants

Fundamental Transactions: In the event of a fundamental transaction, as described in the warrants and generally including any merger with another entity, the sale, transfer or other disposition of all or substantially all of our assets to another entity, or the acquisition by a person of more than 50% of our common stock, then the holders of the warrants will thereafter have the right to receive upon exercise of the warrants such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of shares of our common stock equal to the number of shares of our common stock issuable upon exercise of the warrants immediately prior to the fundamental transaction, had the fundamental transaction not taken place, and appropriate provision will be made so that the provisions of the warrants (including, for example, provisions relating to the adjustment of the exercise price) will thereafter be applicable, as nearly equivalent as may be practicable

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in relation to any share of stock,  securities  or assets  deliverable  upon the exercise of the warrants after the fundamental transaction. In lieu of the right to receive upon exercise the shares of stock, securities, or assets as would have been issuable or payable with respect to or in exchange for a number of shares of our common stock, the holders of the warrants may require us under certain circumstances to redeem the warrants for a purchase price payable in cash of the Black-Scholes value of the warrants, as calculated pursuant to the terms of the warrants.

Rights Agreement

     In November 2007 we declared a dividend of one Series A Right and one Series B Right for each share of our common stock which was outstanding on November 9, 2007. When the Rights become exercisable, each Series A Right will entitle the registered holder, subject to the terms of a Rights Agreement, to purchase from us one share of our common stock at a price equal to 20% of the market price of our common stock on the exercise date, although the price may be adjusted pursuant to the terms of the Rights Agreement. If after a person or group of affiliated persons has acquired 15% or more of our common stock or following the commencement of, a tender offer for 15% or more of our outstanding common stock (i) we are acquired in a merger or other business combination and we are not the surviving corporation, (ii) any person consolidates or merges with us and all or part of our common shares are converted or exchanged for securities, cash or property of any other person, or (iii) 50% or more of our consolidated assets or earning power are sold, proper provision will be made so that each holder of a Series B Right will thereafter have the right to receive, upon payment of the exercise price of $100 (subject to adjustment), that number of shares of common stock of the acquiring company which at the time of such transaction has a market value that is twice the exercise price of the Series B Right.

                              PLAN OF DISTRIBUTION

     Chardan Capital Markets, LLC, the placement agent for this offering, has agreed to place for sale, and CEL-SCI has agreed to grant to the placement agent the right to place for sale, shares of CEL-SCI's common stock, as well as Series Q warrants, which together have a value of approximately $5,600,000.

     The placement agent may solicit purchases of some or all of the shares and warrants directly from the public at the offering price set forth on the cover page of this prospectus supplement.

     The placement agent will not acquire any shares of common stock or Series Q warrants for its own account.

     The placement agent will receive from CEL-SCI a cash commission of $448,000.

     The following table shows the fees that CEL-SCI has agreed to pay to the placement agent in connection with this offering:

            Per share    $0.028
            Total      $448,000

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     The placement agent may, from time to time, engage in transactions with and perform services for CEL-SCI in the ordinary course of its business.

     It is expected that the closing of this offering will take place on June 21, 2012. CEL-SCI estimates that its portion of the total expenses of this offering, exclusive of the placement agent's commission, will be approximately $20,000.


                             ADDITIONAL INFORMATION

     CEL-SCI is subject to the requirements of the Securities Exchange Act of l934 and is required to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of any such reports, proxy statements and other information filed by CEL-SCI can be read and copied at the Commission's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding CEL-SCI. The address of that site is http://www.sec.gov.

     CEL-SCI will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference below (other than exhibits to these documents, unless the exhibits are specifically incorporated by reference into this prospectus). Requests should be directed to:

                               CEL-SCI Corporation
                             8229 Boone Blvd., #802
                             Vienna, Virginia 22182
                                 (703) 506-9460

     The following documents filed with the Commission by CEL-SCI (Commission File No. 001-11889) are incorporated by reference into this prospectus:

          o Annual Report on Form 10-K for the fiscal year ended September 30, 2011.

          o    Report on Form10-Q for the three months ended December 31, 2011.

          o Report on Form 10-Q for the three and six months ended March 31, 2012.

          o Current Reports on Form 8-K, which were filed with the SEC on December 6, 2011, January 27, 2012, February 6, 2012, February 13, 2012 and May 18, 2012 respectively.

     All documents filed with the Commission by CEL-SCI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by

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reference  in this  prospectus  modifies  or  supersedes  such  statement.  Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     CEL-SCI has filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to CEL-SCI and such securities, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and related exhibits may also be examined at the Commission's internet site.

     No dealer salesman or other person has been authorized to give any information or to make any representations, other than those contained in this prospectus. Any information or representation not contained in this prospectus must not be relied upon as having been authorized by CEL-SCI. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of CEL-SCI since the date of this prospectus.

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